Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-159655 and 333-156270) of Tesoro Corporation
(2) Registration Statement (Form S-4 No. 333-146230 and 333-135104) of Tesoro Corporation
(3) Registration Statement (Form S-8 No. 333-174132, 333-176132, 333-25379, 333-39070, 333-112427, 333-120716 and 333-156268) pertaining to various employee benefit plans of Tesoro Corporation;
of our reports dated February 24, 2012, with respect to the consolidated financial statements of Tesoro Corporation and the effectiveness of internal control over financial reporting of Tesoro Corporation included in this Annual Report (Form 10-K) of Tesoro Corporation for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
February 24, 2012